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EXHIBIT 10.48


                             PILOT PROGRAM AGREEMENT

         This agreement is entered into between Portland General Electric Company, an Oregon corporation with offices at One World Trade Center 1300, 121 SW Salmon Street, Portland, Oregon 97204 ("PGE") and Group Long Distance, Inc., a Florida corporation with offices at 9500 Toledo Way, Irvine, California 92618-1806 ("GLDI").

                                    RECITALS

         GLDI has developed or licensed a proprietary system, technology, content, and services which will allow a licensee to operate a GLDI network accessible via certain web-enabled telephone devices and other Internet appliances such as personal computers.

         PGE is a utility company that provides electricity and electricity related products and services to homes and business in and around Portland, Oregon. PGE desires to implement a pilot program to test the feasibility of licensing the technology, content, and services from GLDI for purposes of wide-spread deployment of a GLDI network in the Territory, as defined in Section 5 below. This agreement sets forth the terms and conditions for implementation of the pilot program.

         NOW, THEREFORE, the parties agree as follows:

1.       TERM. This agreement will commence on the effective date as defined in
         Section 19 below and will continue until the pilot program is concluded, but in no event longer than December 31, 2001.

2. GLDI NETWORK. The package of software, technology, content, and services owned or licensed by GLDI, which may be licensed to PGE on a long term basis should the pilot program be successful and should PGE elect to proceed with a long term license agreement, is described in the attached Exhibit B.

3. PILOT PROGRAM. PGE has ordered from GLDI, pursuant to Purchase Order No. 20000540, dated July 28, 2000, 1,500 GLDI Internet Appliances for deployment in the pilot program. As part of the pilot program, PGE will deploy these appliances to certain of its residential customers in the Portland metropolitan area. Target customers will initially be renters and the pilot program will be marketed to these customers, in part, by agreements with landlords. The pilot program may also be marketed to home owners. GLDI will host the network on its servers, and will provide certain content and other services for purposes of implementing the pilot program. The pilot program, including, levels of service, content, vendor arrangements, and other elements of the pilot program are described more particularly in the attached Exhibits A, B, and C. GLDI grants PGE a license to use the GLDI software, technology and content, as described in the attached Exhibit B, during the term of this agreement in connection with operation of the pilot program.

4.       Intentionally left blank.

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5.       TERRITORY/PROTECTION OF TERRITORY. The territory to be covered by any long term agreement between the parties will be the state of Oregon with an option to extend the program to the states of Washington and Nevada (the "Territory"). During the term of this agreement or any follow-on long-term agreement, GLDI will not itself implement or sub-license implementation of, nor will it license any third-party to implement, any "HomeAccess" type network or similar network within the Territory.

6. TRADEMARKS. The pilot program network will be branded with PGE trademarks designated by it and PGE will provide GLDI with artwork or media in appropriate form to communicate over the network. The location and appearance of PGE marks will be specified by PGE. The network may also include use of the GLDI trademark, in which case the form and location of such usage will be mutually agreed to by the parties. Each party will comply with the reasonable trademark protection practices and policies of the other party, as may be in effect from time to time, including without limitation use of the (R) and (TM) symbols, and each party will comply with quality standards as may be reasonably imposed by the respective trademark owner in order to protect the reputation and goodwill associated with the applicable trademarks.

7.       OBLIGATIONS OF PGE

         7.1 PGE will deliver GLDI Internet Appliances to network consumer subscribers participating in the pilot program and will sign such subscribers up to a trial participation in the network.

         7.2 PGE will arrange with local providers of products and services to offer such products and services and will arrange to have advertising or content with respect to such goods and services provided to GLDI, in such form as may be reasonably requested by GLDI, for inclusion in network content. PGE will determine the number, selection, and types of local goods and services to be offered, with the idea of having a sufficient offering to properly test the network concept.

         7.3 PGE will promote the pilot program through such advertising and public relations campaigns as it deems appropriate.

         7.4 PGE will accept and include in the pilot program such national content as may be offered and furnished by GLDI. The parties will consult with respect to appropriate national content to be included and PGE will have the right to approve such content, which approval will not unreasonably be withheld.

         7.5 PGE will provide telephone customer support to subscribers to the pilot program to the extent that subscribers have problems with the GLDI Internet Appliance or use of the network.

         7.6 PGE will make appropriate arrangements for pilot program subscribers to be able to sign up for, check the status of, and pay for PGE's electricity services via the network.

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         7.7      PGE will make appropriate arrangements with a bank or a
                  financial services institution to accommodate automatic funds transfer and credit card payment for goods and services ordered via the network.

8.       GLDI OBLIGATIONS

         8.1 GLDI will host the network on its server and will provide appropriate software, technology, know-how and services to implement the network pilot program as described more particularly in the attached Exhibit B.

         8.2 GLDI will maintain the network in accordance with the service level commitments set forth in the attached Exhibit C.

         8.3 GLDI will be responsible for national content provided over the network.

         8.4 GLDI will confer and consult with PGE with respect to desirable forms of promotion of the pilot program.

         8.5 GLDI will promptly correct errors or defects in the GLDI software, technology, and content without cost to PGE. Changes or new features requested by PGE will be done at PGE's expense on a time and materials basis, except for the development work covered by the purchase order attached as Exhibit G.

         8.6 GLDI will provide periodic reports to PGE of the pilot program transactions over the network, and placement of advertising, and GLDI will allow PGE to audit the proper handling of transactions on the system. These reports will include the minimum information categories set forth in Exhibit E.

         8.7 GLDI will, without cost to PGE, assist PGE in evaluating problems and formulating and implementing appropriate resolutions for subscriber complaints or problems with the GLDI Internet appliances or use of the network. GLDI will warrant the Internet phone appliances with the same warranty as provided by the original equipment manufacturer.

         8.8 GLDI will procure and maintain in effect during the term of this agreement comprehensive general liability insurance and errors and omissions insurance in customary forms and amounts, and will name PGE as an additional insured under such insurance, and certificates evidencing such insurance will be delivered to PGE concurrent with execution of this agreement.

9.       COMPENSATION TO GLDI/DEVELOPMENT WORK/STOCK.

         9.1 COMPENSATION. For the pilot program services provided to PGE by GLDI pursuant to this agreement, PGE will pay to GLDI the sum of $1,050,000 as follows: $300,000 already paid to GLDI; $250,000 to be paid to GLDI upon execution of this agreement; $250,000 to be paid to GLDI on September 15, 2001; and $250,000 to be paid to GLDI on October 15, 2001.

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         9.2      DEVELOPMENT WORK. In return for this compensation, GLDI will, in addition to providing the services called for by this agreement, perform the development work set forth in the Purchase Order No. 20000801, Supplement No. 3, issued by PGE to GLDI dated July 19, 2001, attached to this agreement as Interim Exhibit A (but other than incorporating the description of development work, this Purchase Order Supplement No. 3 will not otherwise be applicable). The results of the development work will be made available to and licensed to PGE as part of the pilot program and as part of any agreement that arises out of the option set forth in
                  Section 20 below, or any other long term agreement entered into between the parties. Ownership of intellectual property rights arising out of the development work will be governed by provisions of Section 5 of the Interim Agreement referred to in Section 20 below. Notwithstanding the payment obligations set forth in Section 9.1 above, PGE may at any time, upon ten days notice to GLDI, terminate further development work as called for by Exhibit G, in which event PGE will not be obligated to make any further payments, as called for by
                  Section 9.1, to GLDI; provided, however, if PGE does not pay the full $1,050,000 called for by Section 9.1, PGE will not have any right to the warrant to purchase stock as provided in
                  Section 9.3 below.

         9.3      WARRANT. On payment to GLDI of the $1,050,000 referred to in
                  Section 9.1 above, GLDI will issue to PGE, and conditioned upon execution and delivery to GLDI of an investment letter and such other documents as may be reasonably necessary to ensure compliance with applicable federal and state securities laws, a warrant to purchase 310,000 shares of common stock of GLDI for $1,050,000 and PGE will have a credit of $1,050,000 to apply to such purchase price. The warrant may be exercised, by written notice by PGE to GLDI, anytime within 6 months of the end of the pilot program.

10. EXPENSES. Except as expressly provided in Exhibits B or C, both parties will bear all of their own expenses in connection with the pilot program and will not charge the other party for any services rendered, including without limitation conferring, consulting, assisting with, or otherwise implementing any of the pilot program services. PGE will reimburse GLDI for all third party costs directly applicable to the operation of the network, including but not limited to, T1 line charges, EFT banking fees and monthly charges, and ISP access charges (but not including third party software fees such as those referred to in Section C-2 of Exhibit C); provided, however, that such third party costs must be preapproved in writing by PGE, which approval will not unreasonably be withheld. If either party requests the other party to provide services beyond those specified in this agreement, such services will be made available on a time and materials basis or for an agreed upon fee, and will be specified in a written addendum to this agreement.

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11.      WARRANTIES/INDEMNITY.

         11.1 GLDI warrants that the software, technology, and services provided or used by it in connection with implementing the pilot program network do not infringe any intellectual property rights of any third party and it will defend, indemnify and hold PGE harmless against any such infringement claims. If an infringement claim is made, or in GLDI' opinion is likely to be made, PGE will permit GLDI to procure for PGE the past and future rights granted to PGE hereunder with respect to the allegedly infringing portion of the GLDI intellectual property, or to replace or modify the allegedly infringing portion to make such portion non-infringing, provided the replacement or modified portion provides substantially the same functionality. If neither of the foregoing is reasonably available, GLDI will, if requested by PGE, terminate this agreement and refund all monies paid by PGE to GLDI hereunder.

         11.2 Both parties warrant that any content contributed by or through them for use in the pilot program does not infringe or misappropriate the intellectual property, privacy, publicity or other similar rights of any third party and is not defamatory, and each party agrees to defend, indemnify and hold the other party harmless from any such claims.

         11.3 Each party warrants that it is authorized to enter into this agreement, that entering into this agreement is not contrary to any agreement previously entered into by it, and that its performance under this agreement will not violate the intellectual property or other rights of any third party.

         11.4 PGE indemnifies and holds GLDI harmless from any claim, liability, cost or expense (including attorney's fees) arising from GLDI's operation on PGE's behalf, the EFT financial servicing network for consumer bill pay and merchant purchasing; provided, however, this obligation excludes claims or liabilities caused by GLDI, and claims or liabilities which are the responsibility of third parties under any agreement entered into between GLDI or its affiliates and such third party (including without limitation, agreements with CyberSource and PaymenTech).

         11.5 Each party will defend, indemnify and hold the other party harmless from any claim, liability, cost or expense (including attorney's fees) arising out of acts or omissions of its agents or employees in connection with this agreement or breach of any of its obligations under this agreement.

         11.6 Neither party's indemnity liability will extend to any claim, loss, liability, or expense to the extent that it results from the negligence, gross negligence, willful misconduct, or bad faith of the indemnitee.

         11.7 Each party's indemnity obligations under this paragraph 11 are conditioned on (i) prompt written notification from the indemnified party to the indemnifying party of the claim for which indemnity is sought; (ii) sole control in the indemnifying party of the defense or settlement of the claim; and (iii) cooperation and assistance from the party seeking indemnification, with the expenses of such cooperation and assistance to be paid by the indemnifying party.

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12.      DISCLAIMER. IN NO EVENT WILL EITHER PARTY BE LIABLE FOR INDIRECT,
         INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY SORT ARISING OUT OF OR RELATING TO THIS AGREEMENT. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER WARRANTIES OF ANY SORT, EXPRESS OR IMPLIED, AND EACH PARTY EXPRESSLY EXCLUDES ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PURPOSE.

13. CONFIDENTIALITY. The parties acknowledge that in connection with this agreement they will have access to certain confidential and proprietary information of the other party ("Confidential Information"). Confidential Information includes information either marked as confidential or information known by the receiving party as being treated by the disclosing party as confidential. Each party agrees to keep Confidential Information confidential and not to use such information except as authorized by the this agreement or otherwise authorized by the disclosing party, and to accord such information the same standards and protections that it uses to protect its own confidential business information. Each party will limit dissemination of Confidential Information to its employees, contractors, or agents who reasonably require access in order to carry out the terms of this agreement and who have been informed of and obligated to maintain confidentiality. Except for Confidential Information necessary to performance of obligations or exercise of rights under this agreement, materials or documents containing Confidential Information will be returned to the disclosing party promptly following written request therefor. Confidential Information will not include information: (i) that is now or becomes generally available to the public through no fault or breach by the receiving party; (ii) that the receiving party can document was already known to it prior to disclosure by the disclosing party; (iii) that was independently developed by the receiving party without use of any of the other party's Confidential Information; and (iv) that the receiving party rightly obtained from a third-party who had the right to transfer or disclose it. If the receiving party is subpoenaed or ordered by any court or governmental agency to disclose Confidential Information, it will provide prompt written notice to the other party so as to allow that party to seek a protective order to protect the confidentiality of such information. The obligations of this paragraph 13 will survive expiration or termination of this agreement.

14. INTELLECTUAL PROPERTY OWNERSHIP. Each party retains ownership of any intellectual property owned by it at the time they entered into this agreement as well as any intellectual property thereafter created by it pursuant to this agreement or otherwise and except as expressly provided in this agreement, this agreement creates no license to use the other party's intellectual property. PGE will retain ownership of all information created or generated by PGE in connection with the pilot program, including without limitation, focus group research, survey questions and responses, customer lists, test plans and results, user guides or other instructional materials, program implementation processes, financial plans, program content agreements with participants, and evaluation or analysis of the pilot program and such information will be kept confidential. GLDI will retain ownership to

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         all information supplied to PGE from prior GLDI deployments including business and financial plans, market research, and software architecture designs. GLDI will further retain ownership of all information created or generated by GLDI in connection with the pilot program, including without limitation, software source code, network architecture diagrams, screen shots, user documentation, training manuals, software and hardware vendor and supplier contacts, and system operational logs. Upon expiration or termination of this agreement, except if PGE elects to proceed to full rollout of the program, each party will return to the originating party, or at the originating party's election destroy, any materials containing such information, and the non-originating party will not make any further use of such information.

15.      ACCESS TO DATA.

         15.1 GLDI USE OF DATA. Upon expiration or termination of this agreement, GLDI will destroy all customer identifiable information including, names, street addresses, phone numbers and all account numbers including those for billers, merchants and financial institutions. GLDI will retain for business model testing and system design analysis, the right to use non-consumer-identifiable information including, gender, date-of-birth, zip-plus-four, rent/own demographics, financial account types (checking, savings, Visa, Mastercard, American Express, Discover), and purchase transaction product information, for a period of 90 days following expiration or termination of this agreement.

         15.2 PROTECTION OF CUSTOMER DATA. GLDI will protect, in accordance with section 13, the confidentiality of personally identifiable customer data, will not disclose such data to third party, will not use such data except in connection with the pilot program, and will otherwise comply with PGE's privacy policy and commitments to the customers of the pilot program, which may be amended from time to time. These commitments will be posted on the GLDI Web site used for the pilot program. GLDI will not disclose to third parties, nor will it use for solicitation purposes, any customer specific or aggregated data arising from the pilot program.

         15.3 INSPECTIONS. All work performed by GLDI under this agreement will be subject to inspection, examination and testing by PGE for its authorized representatives at any reasonable time or times during the term of this agreement. The inspection, examination or testing by PGE shall not relieve GLDI from its responsibility to provide services, software, or content, in accordance with this agreement.

16.      TERMINATION.

         16.1 FOR CAUSE. Either party may terminate this agreement based upon any breach by the other party which is not cured within ten (10) days' written notice thereof.

         16.2 WITHOUT CAUSE. PGE may terminate this agreement at any time, without cause, upon thirty (30) days' written notice to GLDI.

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         16.3     CONSEQUENCES OF TERMINATION. Upon expiration or termination of this agreement: (i) GLDI will pay PGE back the cost of such GLDI Internet appliances as may be returned by PGE to GLDI in good working order, provided that such return must occur within thirty (30) days of the expiration or termination of this agreement, and provided that PGE will pay a restocking fee as set forth in Exhibit D; (ii) GLDI will promptly return all Confidential Information and purge all PGE pilot program customer information and other PGE information from its network and database and will retain no copies of such information; and (iii) PGE will purge or return to GLDI any GLDI software, specifications, documentation, or business plans and will retain no copies of such information, (except to the extent that PGE may be entitled to use the software or documentation pursuant to section 17 of this agreement). Nothing in this agreement will be deemed to prevent PGE, following expiration or termination of this agreement, from creating or operating a network similar to the GLDI network, provided PGE does not make use of any intellectual property of GLDI.

17. SOURCE CODE ESCROW. GLDI will, at its expense, deposit a complete set of the source code and documentation for its software, with an escrow agent mutually agreed to by the parties, pursuant to a customary form of source code escrow agreement. The escrowed materials will be released to PGE upon GLDI' insolvency, discontinuation of business (that is not immediately continued by a successor or assign), or filing or having filed against it a bankruptcy proceeding or in the event that GLDI breaches support or other obligations to PGE under this agreement, or any Long Term Agreement, and does not cure such breaches as provided in such agreements. Upon receipt by PGE of the source materials, it will have the perpetual right to use such materials to modify, correct, and otherwise support the software and will have the right to use the software in connection with operating the GLDI program, as may be modified from time to time by PGE, in the States of Washington, Oregon, and Nevada. PGE will in like fashion escrow a complete set of the source code and documentation for its software used in connection with the MyLocalAccess program, including any software and documentation that may be licensed by PGE to GLDI pursuant to Section 7 of the Interim Agreement, should the parties execute the Interim Agreement as provided in Section 20, below. The escrowed materials will be released to GLDI in the event that PGE breaches support or other obligations to GLDI under this agreement, the Interim Agreement, or any Long Term Agreement (or any separate license agreement as provided in Section 7 of the Interim Agreement) and does not cure such breaches as provided in such agreements. Upon receipt by GLDI of the deposited materials, it will have perpetual right to use such materials in connection with operating other GLDI HomeAccess deployments.

18.      MISCELLANEOUS.

         18.1 ASSIGNMENT. This agreement shall not be assigned or otherwise transferred by either party without the prior written consent of the other, which consent shall not unreasonably be withheld; provided, however, that either party may assign in connection with a merger or sale of all or substantially all of its assets or to a company controlling, controlled by, or under common control with it.

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         18.2     CONSTRUCTION. This agreement is the result of negotiation
                  between sophisticated parties and no provision hereof shall be construed against a party solely because that party was responsible for drafting the provision.

         18.3 ENTIRE AGREEMENT. This agreement constitutes the entire agreement between the parties with respect to its subject matter. They supersede all prior or contemporaneous agreements, understandings, or representations with respect to the subject matter thereof. This agreement may not be modified or amended except in writing signed by both parties

         18.4 SEVERABILITY. If any term or provision of this agreement shall to any extent be invalid or unenforceable, the remainder of this agreement shall not be affected thereby and each term and provision of the agreement shall be valid and enforced to the fullest extent permitted by law.

         18.5 WAIVER. No waiver of any violation or nonperformance of this Agreement in one instance shall be deemed to be a waiver of any subsequent violation or nonperformance. All waivers must be in writing.

         18.6 NOTICES. All notices under this agreement will be in writing and will be deemed to have been duly given if delivered personally or by a nationally recognized courier service, faxed or mailed by registered or certified mail, return receipt requested, postage prepaid, to the parties at the addresses set forth herein. Either party may change its address or designee for notification purposes by giving notice to the other of the new address or designee and the date upon which such change will become effective.

         18.7 SURVIVAL. The provisions contained in this agreement that by their sense and context are intended to survive the cancellation or termination of this agreement shall survive such cancellation and termination. effective.

         18.8 CHOICE OF LAW. This agreement shall be governed by, and construed, interpreted and enforced in accordance with, the substantive law of the State of Oregon, excluding any conflict of laws principles. Further, the parties stipulate that this agreement is deemed to have been made and entered into by them in the State of Oregon. With respect to any suit, action or proceedings relating to this agreement ("Proceedings"), each party irrevocably submits to the exclusive jurisdiction of the courts of the State of Oregon and the United States District Court located in Multnomah County, Oregon, and irrevocably waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waive any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have jurisdiction over such party. Nothing in this agreement precludes either party from enforcing in any jurisdiction any judgment, order or award obtained in any such court.

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         18.9     MEDIATION. Prior to litigation, the parties will make a good faith attempt to negotiate a resolution of any dispute, including meetings of appropriate executives of the two companies. If such efforts do not resolve the dispute, the parties agree to mediate the dispute and will jointly appoint a mutually accepted mediator, not affiliated with either of the parties, seeking assistance in such regard from the American Arbitration Association if they have been unable to agree upon such appointment within ten days from a call for mediation. All fees in connection with the mediation will be shared equally with the parties. Unless otherwise agreed to by the parties, mediation will take place no more than 30 days following selection of the mediator and will be held in Portland, Oregon.

         18.10 RELATIONSHIP OF PARTIES. The relationship of the Parties hereto is that of independent contractor, and this agreement shall not create a partnership, joint venture, employment, or agency relationship between the parties. Neither party hereto shall have any power or authority to bind or obligate the other party in any respect whatsoever.

         18.11 NO THIRD PARTY BENEFICIARIES. Nothing in this agreement shall provide any benefit to any third party or entitle any third party to claim, cause of action, remedy or right of any kind, it being the intent of the parties that this agreement shall not be construed as a third party beneficiary contract.

19. EFFECTIVE DATE. This agreement will be effective when signed by both parties.

20. OPTION. Attached to this agreement as Exhibit H is an Interim Agreement (the "Interim Agreement"), under discussion between the parties. It has not been signed and it is not binding on the parties, other than to reflect the terms of this option. GLDI grants to PGE an option, exercisable at any time within six months following the end of the pilot program, to enter into the Interim Agreement (with the exception of Section 4.2 of the Interim Agreement "Development Fees," as these amounts will already have been paid pursuant to Section 9, above; and with the exception of Section 2 of the Interim Agreement "Stock," which is replaced by Section 9.3 "Warrant," above). If at any time following December 31, 2001 and during the term of the option set forth in this
         Section 20, PGE desires to continue to operate the pilot program, GLDI will continue to host the pilot program on its servers (and in connection therewith will comply with its obligations under Section 8 of this agreement) and PGE will pay GLDI its standard hosting services charges for such services.

21. INTELLECTUAL PROPERTY REPRESENTATION. GLDI represents that it owns or has the right to license any intellectual property licensed by it to PGE under this agreement, that entering into this agreement is not inconsistent with any agreement previously entered into by it, and that exercise by PGE of rights licensed to it under this agreement will not otherwise violate the intellectual property rights of any third party.

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22.      REVENUE SPLIT. Section 4.3 of the Interim Agreement "Revenue Split" as
         well as the referenced Exhibit D from the Interim Agreement is incorporated into this agreement; that is, during the pilot program Net Revenues, as defined in Exhibit D to the Interim Agreement will be split between the parties as set forth in Exhibit D.



GROUP LONG DISTANCE, INC.                      PORTLAND GENERAL ELECTRIC COMPANY

By:  /s/ Glenn S. Koach                        By:  /s/ David Carboneau
     ----------------------------------             ----------------------------
Its:  President                                Its:  Vice President
      ---------------------------------              ---------------------------
Date:  8/29/01                                 Date:  8/29/01
     ----------------------------------             ----------------------------

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